Exhibit 10.5

EXECUTION COPY
June 29, 2023

RE:    Brookfield Real Estate Income Trust Inc.

Ladies and Gentlemen:
This letter agreement (this “Letter Agreement”) is being entered into in connection with the indirect acquisition (the “Acquisition”) by Oaktree Capital Group, LLC (“OCG”) of 100% of the interests in BUSI II GP-C LLC, BUSI II-C L.P., BUSI II SLP-GP LLC and Brookfield REIT OP Special Limited Partner L.P. (collectively, and, together with any additional entities that may become direct or indirect subsidiaries of NTR (as defined below) and that beneficially own shares of the REIT (as defined below), the “REIT Entities”), which such REIT Entities are the owners of the Class I and Class E Common Shares of Brookfield Real Estate Income Trust Inc. (the “REIT”). In consideration of the Acquisition and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, OCG does hereby agree with Brookfield Properties (USA II) LLC (“BP USA II”) as follows:

        WHEREAS, OCG has formed, prior to the date hereof, OCG NTR Holdings, LLC (“NTR”); and

        WHEREAS, OCG has appointed the members of the Board of Managers of NTR (collectively, the “Board”), and each such member of the Board is an employee of an affiliate of BP USA II, and in connection therewith, BP USA II hereby agrees to provide an indemnification to OCG as set forth herein.

1.Indemnification Rights.
(a)Indemnification. BP USA II agrees to defend, indemnify and hold harmless OCG, its members and OCG’s and such members’ respective officers, directors, employees, agents, successors and assigns (collectively, the “OCG Indemnified Parties”), from and against any and all losses, damages, claims, suits, proceedings, liabilities, costs and expenses (including settlement costs, interest, penalties, reasonable attorneys’ fees and any reasonable legal or other expenses for investigation or defense of any actions or threatened actions) (collectively, “Losses” or “Claims,” as the context requires) which may be imposed, sustained, incurred, suffered or asserted as a result of, relating to or arising out of any and all third-party claims brought against the OCG Indemnified Parties in connection with any Losses or Claims related to the ownership, management or ongoing operations of the REIT Entities, and any subsidiaries thereof, whether relating to the period prior to or after the date of the Acquisition. For the avoidance of doubt, no such indemnification shall be available in respect of any payments made in connection with the ongoing operations of the REIT Entities (including any expenses incurred in connection therewith) or any loss in the value of the REIT Entities.
(b)Indemnification Procedure. OCG agrees to give BP USA II prompt written notice of any event or any written claim by a third party of which it obtains knowledge, which could give rise to any actual damage, liability, loss, cost or expense as to which it may request indemnification under this Letter Agreement. Notwithstanding the forgoing, the failure to give such prompt written notice shall not affect OCG’s rights hereunder except to the extent BP USA II was materially and adversely prejudiced thereby. BP USA II may select counsel to direct the defense of such third-party claim, which counsel shall be reasonably satisfactory to OCG, and the OCG Indemnified Party, at the expense of BP USA II, shall cooperate with BP USA II in determining the validity of any such claim and the defense thereof. The OCG Indemnified Party

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may, at its expense, participate in the defense of such third-party claim. BP USA II shall not settle any such claim without the consent of the OCG Indemnified Party (which consent shall not be unreasonably withheld or delayed) if any relief, other than the payment of money damages, would be granted by such settlement or if such settlement does not include the unconditional release of the OCG Indemnified Party. The OCG Indemnified Party shall not settle any such claim without the consent of BP USA II (which consent shall not be unreasonably withheld or delayed).
(c)Reduction of Claim or Loss. If the amount of any Claim or Loss shall, subsequent to payment pursuant to this Section 1, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the OCG Indemnified Party to BP USA II.
(d)Remedies Cumulative and Non-Exclusive. The remedies provided in this Section 1 shall be cumulative and shall not preclude the assertion by OCG or the OCG Indemnified Parties of any other rights or the seeking of the other remedies against any other party.
(e)Primacy of Indemnification. BP USA II hereby acknowledges that certain OCG Indemnified Parties may have rights to indemnification and advancement of expenses provided by the OCG, a member of OCG or an affiliate of OCG (directly or by insurance provided by such entity or person, as applicable) (collectively, the “Non-Seller Indemnitors”). BP USA II hereby agrees that it is the indemnitor of first resort of the OCG Indemnified Parties with respect to matters for which indemnification is provided to them under this Agreement and that BP USA II will be obligated to make all payments due to or for the benefit of a OCG Indemnified Party under this Agreement without regard to any rights that such OCG Indemnified Party may have against a Non-Seller Indemnitor. BP USA II hereby waives and releases any and all equitable and other rights or claims to contribution, subrogation, or indemnification from or against the Non-Seller Indemnitors in respect of any amounts paid to a OCG Indemnified Party hereunder. BP USA II further agrees that no payment of Losses or expenses by any Non-Seller Indemnitor to or for the benefit of a OCG Indemnified Party shall affect the obligations of BP USA II hereunder, and that BP USA II shall be obligated to repay the Non-Seller Indemnitors for all amounts so paid or reimbursed to the extent that BP USA II has an obligation to indemnify a OCG Indemnified Party for such Losses or expenses hereunder.
(f)The OCG Indemnified Parties rights to indemnification under Section 1 hereof shall survive indefinitely.
2.Counterparts. This Letter Agreement may be executed and delivered in one or more counterparts, all of which shall constitute one and the same instrument.
3.Entire Agreement. This Letter Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.
4.Governing Law. This Letter Agreement, all questions concerning the construction, interpretation and validity of this Letter Agreement, the rights and obligations of the parties hereto, all claims or causes of action that may be based upon, arise out of or related to this Letter Agreement and the negotiation, execution or performance of this Letter Agreement (including any claim or cause of action based upon or arising out of or related to any representation or warranty made in or in connection with this Letter Agreement or as an inducement to enter this Letter Agreement) shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether in Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware.

5.Amendments, Modifications, Waivers. This Letter Agreement may be waived, changed, modified or discharged only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
6.Headings. The section headings in this Letter Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
7.Further Assurances. Each of the parties hereto shall execute and cause to be delivered to the other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Letter Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Letter Agreement to be executed as of the date first above written.

OAKTREE CAPITAL GROUP, LLC

By:_/s/ Richard Ting________________ Name: Richard Ting Title: Managing Director, Associate General Counsel and Assistant Secretary

By:_/s/ Jeffrey Joseph________________ Name: Jeffrey Joseph Title: Managing Director

BP US REIT LLC

By:_/s/ Michelle Campbell________________ Name: Michelle Campbell Title: Senior Vice President

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